Exhibit 10.2

Tatum, LLC

Interim Executive Services Agreement

September 18, 2006

Mr. Howard J. Lewin
President and Chief Executive Officer
Aksys, Ltd.
Two Marriott Drive
Lincolnshire, IL  60069

Dear Howard:

Tatum, LLC (“Tatum”) understands that Aksys, Ltd. (“the Company”) desires to engage a partner of Tatum to serve as interim chief financial officer.  This Interim Executive Services Agreement (this “Agreement”) sets forth the conditions under which such services will be provided.

Services; Fees

Tatum will make available to the Company Karen Krumeich (the “Tatum Partner”), who will serve as chief financial officer of the Company.  The Tatum Partner will become an employee and, if applicable, a duly elected or appointed officer of the Company and subject to the supervision and direction of the CEO of the Company, the board of directors of the Company, or both.  Tatum will have no control or supervision over the Tatum Partner.

The Company will pay the Tatum Partner directly a salary of $28,000 a month (“Salary”).

In addition, the Company will pay directly to Tatum a fee of $7,000 a month (“Fees”) as partial compensation for resources provided.  The Company will pay Tatum the monthly Fees one month in advance, with the first payment due on September 18, 2006.  The second payment and every payment thereafter will be paid in advance before each month-end related to the following month.

The Company will have no obligation to provide the Tatum Partner any health or major medical benefits, stock, or bonus payments.  The Tatum Partner will remain on his or her current medical plan.

As an employee, the Tatum Partner will be eligible for any Company vacation and holidays consistent with the Company’s policy as it applies to senior management, and the Tatum Partner will be exempt from any delay periods otherwise required for eligibility.

Payments; Deposit

The Company will pay Tatum the Fees one month in advance, with the first payment for September, prorated, due on September18, 2006.  The second payment and every payment thereafter will be paid in advance before each month-end related to the following month.  The Company will reimburse the Tatum Partner directly for out-of-pocket expenses incurred by the Tatum Partner in providing services hereunder to the same extent that the Company is responsible for such expenses of senior managers of the Company.  The Tatum Partner shall be expected to comply with the Company’s policies relating to reimbursement for travel and other expenses in order to be eligible for such reimbursement.

Company agrees to pay Tatum and to maintain a security deposit of $35,000 for the Company’s future payment obligations to both Tatum and the Tatum Partner under this Agreement (the “Deposit”).  If the Company breaches this Agreement and fails to cure such breach as provided in this Agreement, Tatum will be entitled to apply the Deposit to its damages resulting from such breach.  Upon termination or expiration of this Agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to unfulfilled payment obligations of the Company to Tatum or the Tatum Partner as provided for in this Agreement.  Tatum shall return any unapplied portion of such Deposit no later than ten (10) business days following the termination or expiration of this Agreement, and to the extent that any amounts are not return to the Company, Tatum shall provide a detailed summary of the amount withheld, including a specific description of the amount owed, the basis for such amount withheld and documentation in support thereof.

Converting Interim to Regular Full-Time Employee

If the Company determines to convert the Tatum Partner into a permanent employee of the Company by terminating this Agreement and the parties hereto are otherwise unable to reach a mutually acceptable agreement with respect to the amount that the Company will be required to pay (the “Conversion Fee”) to Tatum as a result of such conversion of employment status, the parties hereto agree that the Conversion Fee shall be equal to 25% of the Tatum Partner’s “Annualized Compensation,” plus a nominal ongoing monthly resource fee.  “Annualized Compensation” will mean the Tatum Partner’s monthly Salary multiplied by 12, plus the maximum amount of any bonus for which the Tatum Partner was eligible to receive from the Company with respect to the then current fiscal year.  The Company shall no longer be required to pay any monthly Fees to Tatum for any period following termination of this Agreement in connection with the conversion of the Tatum Partner into a permanent employee of the Company

Term & Termination

This Agreement will terminate upon the effective date of termination or expiration of the Tatum Partner’s employment with the Company or upon the Tatum Partner ceasing to be a partner of Tatum.

Notwithstanding the preceding, following such time as the Tatum Partner has commenced rendering services hereunder, either party may terminate this Agreement at any time effective immediately upon written notice to the other party of such termination.

Insurance

The Company will provide Tatum or the Tatum Partner with written evidence that the Company currently maintains directors’ and officers’ insurance, and the Company will provide the Tatum Partner with the same level of directors’ and officers’ insurance as other senior executives and board members of the Company, including “tail” coverage.

Disclaimers, Limitations of Liability and Indemnification

Tatum assumes no responsibility or liability under this Agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations.  Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same were satisfactory to Tatum.  Tatum disclaims all other warranties, either express or implied.  Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations.  Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

The Company agrees to indemnity Tatum and the Tatum Partner to the full extent permitted by law for any losses, costs, damages and expenses (including reasonable attorneys’ fees) as they are incurred, following Tatum or the Tatum Partner’s demand, to which Tatum or the Tatum Partner may become subject arising in connection with the services provided by Tatum or the Tatum Partner under this Agreement.  Notwithstanding the foregoing, the Company shall not be liable in respect of any loss, claim, damage, or expense to the extent such loss, claim, damage, liability or expense resulted from (i) the gross negligence or willful misconduct of Tatum or the Tatum Partner or (ii) actions taken by Tatum or the Tatum Partner in bad faith.  Further, the Company shall not be liable for any consequential, indirect, incident or special damages of any nature.  In the event that any partner of Tatum (including without limitation the Tatum Partner to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness such partner is required to provide evidence, in each case in connection with any action, suit, or other proceeding initiated by a third party against the Company or by the Company against a third party, then the Company shall reimburse Tatum for the reasonable costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum as a result of appearing as a witness or providing such evidence, and the Company shall provide the Tatum partner with compensation at such Tatum’s partner’s customary rate for the time incurred; provided, however, that the Company shall have no obligation to reimburse Tatum or any Tatum partner, respectively, for any such costs and expenses to the extent such costs or expenses arise from the gross negligence or misconduct of Tatum or such Tatum partner, respectively, as determined by the tribunal where such action, suit or proceeding is being held.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this Agreement or the relationship arising hereunder, Tatum’s total liability will not exceed six (6) months of Fees.

As a condition for recovery of any liability, the Company must assert any claim against Tatum (but not including the Tatum Partner) within four (4) months after discovery, but in no event later than six (6) month after the termination or expiration of this Agreement.

Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this Agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties.  Such arbitration will be conducted by the New York, New York office of the AAA.  In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA.  The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need.

The arbitrator will render his decision within ninety (90) days after the call for arbitration.  The arbitrator will have no authority to award punitive damages.  Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction.  The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this paragraph.  Notwithstanding the foregoing, either party may seek appropriate injunctive relief from a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.  Further, notwithstanding the foregoing, any dispute relating to the ownership of intellectual property will not be subject to arbitration but will instead be subject to determination by a court of competent jurisdiction.

Miscellaneous

Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Agreement, including but not limited to attorneys’ fees actually incurred.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.  This Agreement binds and benefits the respective successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

The provisions on the attached Schedule A are incorporated herein by reference.  The provisions in this Agreement concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors’ and officers’ insurance, indemnity and arbitration will survive any termination or expiration of this Agreement.

This Agreement will be governed by and construed in all respects in accordance with the laws of the State of New York, without giving effect to conflicts-of-laws principles.

The terms of this Agreement are severable and may not be amended except in writing signed by the party to be bound.  If any portion of this Agreement is found to be unenforceable, the rest of this Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial benefit of its bargain.

Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Partner.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Electronic Payment Instructions for Deposit and Fees:

Bank Name:  Bank of America
Branch:  Atlanta
Routing Number:                  For ACH Payments:  061 000 052
Account Name: Tatum, LLC
Account Number: 003 279 247 763

Please reference AKSYS in the body of the wire.

Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you.

Sincerely yours,

TATUM, LLC	Acknowledged and agreed by:

/s/ Linda C. Klute	AKSYS, Ltd.
Signature
/s/ Howard J. Lewin
Linda C. Klute	Signature

Healthcare Managing Partner	Howard J. Lewin
for TATUM, LLC	(Print name)

President and CEO
(Title)

September 18, 2006
(Date)